EXHIBIT 99.1
Investar Holding Corporation Announces Acquisition Approvals

Baton Rouge, La., October 16, 2019 (GLOBE NEWSWIRE) - Investar Holding Corporation (the “Company”) (Nasdaq:ISTR), the holding company of Investar Bank, National Association (“Investar Bank”), today announced that necessary shareholder and regulatory approvals have been obtained for its previously announced pending acquisition of Bank of York, York, Alabama (“Bank of York”). The Company also provided an update regarding expected timeframes to complete the acquisition.

On July 30, 2019, the Company announced that it and Investar Bank had entered into an Agreement and Plan of Reorganization (the “Merger Agreement”) with Bank of York. At June 30, 2019, Bank of York had approximately $99.5 million in assets, $46.0 million in net loans, $82.3 million in deposits, and $11.2 million in stockholders’ equity. Bank of York is an Alabama state bank, offering a full range of banking and financial services to individual and corporate customers. Its operations in Alabama include a main office in York, a branch in Livingston, and loan production office in Tuscaloosa, which is expected to be converted into a full-service branch at some point after the closing of the transaction, subject to Investar Bank's receipt of the necessary regulatory approvals for that branch.

Under the terms of the Merger Agreement, the Company will pay a total amount of cash merger consideration to shareholders of Bank of York equal to $15.0 million. Bank of York will also be permitted under the Merger Agreement to make regular and special pre-closing cash distributions to its shareholders in an aggregate amount of approximately $1.0 million.

Bank of York shareholders approved the acquisition at a shareholder meeting held on October 16, 2019. No vote of the shareholders of the Company is required to complete the transaction. Completion of the acquisition remains subject to the satisfaction or waiver of other customary closing conditions under the terms of the Merger Agreement. Upon satisfaction of all closing conditions, the Company anticipates it will close the Bank of York acquisition on or about November 1, 2019. Branch and operating system conversions are currently scheduled to be completed in the second quarter of 2020.

About Investar

Investar Holding Corporation, headquartered in Baton Rouge, Louisiana, provides full banking services, excluding trust services, through its wholly-owned banking subsidiary, Investar Bank, National Association. The Company had total assets of approximately $2.0 billion as of June 30, 2019. Investar Bank currently operates 21 branches serving southeast Louisiana, and three branches serving southeast Texas.

Forward-Looking Statements

This press release may include forward-looking statements as defined by the Private Securities Litigation Reform Act of 1995. These forward-looking statements are based upon current expectations and assumptions about our business that are subject to a variety of risks and uncertainties that could cause the actual results to differ materially from those described in this press release. You should not rely on forward-looking statements as a prediction of future events. Additional information regarding factors that could cause actual results to differ materially from those discussed in any forward-looking statements are described in reports and registration statements we file with the SEC, including our Annual Report on Form 10-K and subsequent Quarterly Reports on Form 10-Q and Current Reports on Form 8-K, copies of which are available on the Investar internet website http://www.InvestarBank.com.

We disclaim any obligation to update any forward-looking statements or any changes in events, conditions or circumstances upon which any forward-looking statement may be based except as required by law.

Contact:
Investar Holding Corporation
Chris Hufft
Chief Financial Officer
(225) 227-2215
Chris.Hufft@investarbank.com